W. Quillen Securities
145 E. 57th Street, 10th Fl, New York, NY 10022 212-223-0188, fax 212-253-4213

Date: April 5, 2007

Jared Taylor
Vistula Communications

By Fax: 781 356 0957

Dear Jared,

Pursuant to this letter Agreement, Vistula Communications Services, Inc. (the “Company”) hereby engages W. Quillen Securities (“WQS”), an NASD member firm, to assist the Company on a best-efforts basis to raise proceeds through the Company’s issuance of debt and/or sale of equity in private sale(s) to institutional and/or qualified, high net-worth investors.

As compensation, WQS shall be entitled to a placement agent commission equal to eight percent (8%) of any funds raised for the Company (the “Placement Agent’s Commission”) for any New Investor funds (monies raised from investors introduced to the Company by WQS). Such Placement Agent’s Commission shall be inclusive of any related commissions, fees or other payments payable to any other brokers/dealers or other persons legally entitled to receive commissions who, at the request of WQS, has assisted the WQS in the sale of the Company shares (the “Co-Brokerage Commissions”); all of which Co-Brokerage Commissions shall be deducted from the WQS’ Placement Agent’s Commission otherwise payable to WQS hereunder.

In addition, the Company shall issue to WQS, a five-year warrant (the “Placement Agent’s Warrant”) entitling WQS to purchase two shares of Company Common Stock, par value $0.001, for every $1.00 of New Investor funds raised, at an exercise price of $1.00.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return this Agreement by fax (212-253-4213), whereupon it will become a binding agreement between the parties in accordance with its terms.

This agreement expires on Monday, April 9, 2007 at 5.00pm EST.

Very truly yours,

W. Quillen Securities	Signed & Accepted:

By: /s/ Whitney Quillen	By: /s/ Jared P. Taylor
Name: Whitney Quillen	Name: Jared P. Taylor
Title: President	Title: Chief Financial Officer